UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 18, 2018

NOVELIS INC.
(Exact name of registrant as specified in charter)

Canada (State or other jurisdiction of incorporation)	001-32312 98-0442987 (Commission File Number)	98-0442987 (IRS Employer Identification No.)

3560 Lenox Road, Suite 2000, Atlanta GA 30326
(Address of principal executive offices, including zip code)

(404) 760-4000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2018, Novelis Inc. (the “Company” or “we”) entered into an increase joinder amendment (the “Term Loan Increase Joinder Amendment”) to the Company’s existing secured term loan credit agreement (as amended by the Term Loan Increase Joinder Amendment, the “Amended Secured Term Loan Credit Agreement”) and a short term credit agreement (the “Short Term Credit Agreement”). The Term Loan Increase Joinder Amendment governs the previously disclosed commitments of certain financial institutions to provide up to $775 million of incremental term loans under our existing term loan credit agreement. The Short Term Credit Agreement governs the previously disclosed commitments of certain financial institutions to provide up to $1.5 billion of short term loans.

The lenders’ commitments to advance the incremental term loans and the short term loans are subject to customary closing conditions, including the concurrent closing of the Company's acquisition of Aleris Corporation (“Aleris”) and the prior amendment of the agreement governing our existing ABL Revolver to, among other things, permit the borrowing of the new loans. The proceeds of the incremental term loans and short term loans may be used to pay a portion of the consideration payable in connection with proposed acquisition of Aleris, fees and expenses related to the proposed acquisition, the incremental term loans and short term loans and, in the case of the short term loans, to repay certain indebtedness of Aleris and its subsidiaries on closing of the proposed acquisition.

The incremental term loans will mature on the fifth anniversary of the date on which they are borrowed (the “Borrowing Date”), subject to 0.25% quarterly amortization payments. The incremental term loans will, once borrowed, accrue interest at LIBOR (as defined in the Amended Secured Term Loan
Credit Agreement) plus 1.75%.

The incremental term loans will be subject to the same voluntary and mandatory prepayment provisions, affirmative and negative covenants and events of default as those applicable to the existing term loans outstanding under the Amended Secured Term Loan Credit Agreement. The incremental term loans will be guaranteed by our direct parent, AV Metals Inc. (“Holdings”), the Company and certain of our subsidiaries (including subsidiaries of Aleris following closing of the proposed acquisition) and secured on a pari passu basis with our existing term loans by security interests in substantially all of the assets of the Company and the guarantors, subject to our existing intercreditor agreement.

The short term loans will mature on the first anniversary of the Borrowing Date, will not be subject to any amortization payments, and once borrowed, will accrue interest at LIBOR (as defined in the Short Term Credit Agreement) plus 0.95%.

The Company will be required to apply the net cash proceeds we receive from any debt and equity raised on or after the Borrowing Date to repay the short term loans, subject to certain exceptions. We will be required to apply the net cash proceeds we receive on or after the Borrowing Date from asset sales required by regulatory approvals related to the proposed acquisition of Aleris to repay the short term loans, the incremental term loans and the existing term loans on a pro rata basis and the net cash proceeds we receive from any other asset sales, casualty losses, or condemnations on or after the Borrowing Date to repay short term loans, subject to certain exceptions, but only to the extent any funds remain after making any mandatory prepayments owed under the Amended Secured Term Loan Credit Agreement and the agreement governing our ABL Revolver.

The short term loans will be unsecured and guaranteed by Holdings, the Company and the same subsidiaries of the Company that have provided guarantees under the Amended Secured Term Loan Credit Agreement and our ABL Revolver.

The Short Term Credit Agreement contains voluntary prepayment provisions, affirmative and negative covenants and events of default substantially similar to those under the Amended Secured Term Loan Credit Agreement, other than changes to reflect the unsecured nature of the short term loans.

The foregoing descriptions of the Term Loan Increase Joinder Amendment and the Short Term Credit Agreement are general descriptions and are qualified in their entirety by reference to the Term Loan Increase Joinder Amendment and the Short Term Credit Agreement, which the Company plans to file as exhibits to its next quarterly report on Form 10-Q.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: December 21, 2018	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Corporate Secretary and Compliance Officer